Exhibit 2.1
AMENDMENT NO. 2
TO
ASSET AND STOCK PURCHASE AGREEMENT
This AMENDMENT NO. 2 (this “Amendment”) dated as of June 19, 2023, to the Asset and Stock Purchase Agreement, dated as of September 8, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between Spectrum Brands, Inc., a Delaware corporation (“Seller”), and ASSA ABLOY AB, an aktiebolag duly incorporated under the laws of Sweden with corporate identity number 556059-3575 (“Buyer”), is made by and between Seller and Buyer (collectively the “Parties”).
W I T N E S S E T H :
WHEREAS, the Parties are party to the Agreement;
WHEREAS, Seller has determined it is unable to transfer account balances under applicable flexible spending plan of Seller of the Continuing Employees in the United States; and
WHEREAS, pursuant to Section 13.03(a) of the Agreement, the Parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the Parties agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.
ARTICLE 2
Amendments to Agreement
Section 2.01. Section 1.01 of the Agreement is hereby amended by amending and restating the following defined terms:
““Fundamental Representations” means the representations and warranties contained in Sections 3.01 (solely the first sentence thereof), 3.02, 3.05, 3.06(a) and (b), 3.15(a) and (b), 3.19, 4.01, 4.02 and Section 4.09.”
““Retained Tax Liabilities” means (i) Taxes imposed upon Seller or any of the Retained Subsidiaries (including Mexican taxes imposed upon Seller or any Retained Subsidiary upon the sale by Seller or such Retained Subsidiary of the stock of the Acquired Entities organized in Mexico or otherwise treated as residents of Mexico for tax purposes, even if such Taxes are actually assessed against such Acquired Entities), (ii) Taxes for which an Acquired Entity (or any successor) is liable by virtue of (a) being a member of a tax group prior to Closing, including any such liability under U.S. Treasury Regulation Section 1.1502-6 or (b) a contract, including any Taxes related to any indemnification, Tax Sharing Agreement or similar agreement, but excluding any commercial contract or agreement the primary purpose of which does not relate to Tax matters, (iii) Taxes imposed on any Acquired Entity as a result of the Pre-Closing Reorganization, (iv) U.S. federal income tax, if any, of an Acquired Entity imposed on income or gain recognized by such Acquired Entity for U.S. federal income tax purposes in the transactions deemed to occur by reason of the Section 338(g) election made with respect to such Acquired Entity pursuant to this Agreement, and (v) Income Taxes imposed on the income of any Acquired Entity (or any successor) for a taxable period ending on or before the Closing Date or relating to the pre-Closing portion of any Straddle Tax Period (up to and including the Closing Date), provided that (A) Retained Tax Liabilities shall exclude any Taxes that would not arise but for any action, event, or transaction on the Closing Date but after the Closing that was taken by or at the direction of Buyer or any of its Affiliates (including, after the Closing, any Acquired Entity) outside the Ordinary Course and (B) any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and any Apportioned Obligations shall, in each case, be paid in the manner set forth in Article 8.”
Section 2,02. The introductory paragraph of Section 2.09 of the Agreement is hereby amended by amending and restating such paragraph as follows:
“Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Shares and the Purchased
Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 (or remotely by exchange of documents and signatures (or their electronic counterparts)), as promptly as practicable and in any event within three (3) Business Days after the date on which all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or such other date and time as Buyer and Seller may agree in writing. The Closing will be deemed to be effective as of 12:01 a.m. local time on the Closing Date in each jurisdiction in which the Purchased Shares, Purchased Assets and Assumed Liabilities are transferred under this Agreement. At the Closing, the following transactions will occur:”

Section 2.03. Section 2.11 of the Agreement is hereby amended by amending and restating the first sentence as follows:
“If the Purchase Price as finally determined pursuant to Section 2.10 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, within two (2) Business Days of such determination, the amount of such excess by wire transfer of immediately available funds to an account designated by Seller.”
Section 2.04. Section 2.15(e) of the Agreement is hereby amended by deleting all references to “Purchaser” and replacing such references with the defined term “Buyer”.
Section 2.05. Section 3.16(d) of the Agreement is hereby amended by amending and restating the second sentence as follows:
“Buyer and its Affiliates (including without limitation, on and after the Closing, the Acquired Entities) shall have no liability for, under, with respect to or otherwise in connection with any Business Benefit Plan, which liability arises under ERISA or the Code, by virtue of an Acquired Entity being aggregated, with any other person that is an ERISA Affiliate (other than with an Acquired Entity), in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to the Closing.”
Section 2.06. Section 3.17(p) of the Agreement is hereby amended by amending and restating the provision as follows:
“(i) The accruals and reserves for unpaid Taxes of the Acquired Entities and Seller with respect to the Business (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Business Financial Information are adequate in accordance with GAAP to fully cover all Taxes accrued or accruable through the date hereof and such reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date, are adequate to cover all unpaid Taxes of the Acquired Entities and Seller with respect to the Business accruing through the Closing Date, and (ii) none of the Acquired Entities nor Seller has any liability for Taxes incurred after the date of the Business Financial Information other than Taxes incurred by it in the ordinary course of business consistent with past custom and practice.”
Section 2.07. Section 8.06(b) of the Agreement is hereby amended by adding a period after the initial reference to Section 8.06(a) as follows:
“The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.06(a).”
Section 2.08. Section 9.03 of the Agreement is hereby amended by amending and restating the provision as follows:
“Following the Closing Date, Buyer or one of its Affiliates shall cause its tax-qualified defined contribution plan (the “Buyer Defined Contribution Plan”) to accept individual rollover distributions (as defined in Section 402(c)(4) of the Code) by each Continuing Employee who participates in The Spectrum Brands 401(k) Retirement Savings Plan (the “Seller Defined Contribution Plan”) and who elects to receive a distribution from the Seller Defined Contribution Plan, with respect to account balances distributed to the Continuing Employee after the Closing Date, excluding any outstanding participant loans.  As soon as practicable after the Closing, each Continuing Employee shall be eligible to participate in the Buyer Defined Contribution Plan in accordance with the terms thereof, and Buyer shall complete any documents or actions necessary or appropriate to effectuate such participation as promptly as practicable following the Closing Date.  During the Continuation Period, Buyer shall or shall cause its Affiliates to provide each Continuing Employee who participated in the Seller Defined Contribution Plan with the maximum potential employer matching contribution provided to similarly situated employees of Buyer who are not Continuing Employees.”
Section 2.09. Section 9.05 of the Agreement is hereby amended by amending and restating the provision as follows:
“[Reserved].”
Section 2.10. Section 9.12 of the Agreement is hereby amended to add new subsection (e), which shall provide as follows:

“(e)    Buyer shall indemnify, to the fullest extent permitted by Applicable Law, Seller, its Affiliates and each of their respective Representatives, and defend, reimburse and hold them harmless, from and against any and all Liabilities directly suffered or incurred as a result of Buyer not obtaining new Form W-4s immediately upon Closing and directing Seller to continue using Continuing Employees’ pre-Closing W-4 elections with respect to the payroll services provided by Seller for the Continuing Employees from and following Closing pursuant to the Transition Services Agreement.”
Section 2.11. Section 10.02(b) of the Agreement is hereby amended by amending and restating the provision as follows:
“(i) the Fundamental Representations made by Seller (other than the representations and warranties contained in Section 3.06(a), Section 3.06(b), and Sections 3.15(a) and (b)) made by Seller shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except with respect to those Fundamental Representations made by Seller that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, (ii) the representations and warranties contained in Section 3.06(a), Section 3.06(b), and Sections 3.15(a) and (b), disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as though made on and as of such date, except as would not be material to the Business, taken as a whole, and (iii) all other representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as though made on and as of such date, except with respect to those representations and warranties that by their terms address matters as of an earlier date, which representations and warranties shall be so true and correct only as of such earlier date, except, in the case of this clause (iii), for any inaccuracy or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;”
Section 2.12. Section 1.02(a)(i) of Schedule III of the Agreement is hereby amended by amending and restating the provision as follows:
“(i) vest upon or before the third business day following the Closing and be settled by Seller in Seller Shares within ninety (90) days following the Closing Date (but no later than March 15 of the following year) as to (A) one-third (1/3) of the Seller Shares underlying such Seller RSU Award for each completed year following the date of grant (each a “Vesting Year”) and (B) a pro rata portion of one-third (1/3) of the Seller Shares underlying such Seller RSU Award with respect to any partially completed Vesting Year based on the number of days in such Vesting Year through the Closing Date; and”
Section 2.13. Section 1.02(b)(i) of Schedule III of the Agreement is hereby amended by amending and restating the provision as follows:
“(i) as to one-third (1/3) of the Seller Shares underlying such Seller PRSU Award for each completed year following the date of grant (each a “Performance Year”), such Seller PRSU Award shall vest upon or before the third business day following the Closing based upon actual performance for such Performance Year and be settled by Seller in Seller Shares when otherwise due to be settled under the terms of such Seller

PRSU Award, but in no event later than December 15 of the year in which the Closing Date occurs;”
Section 2.14. Section 1.02(b)(ii) of Schedule III of the Agreement is hereby amended by amending and restating the provision as follows:
“(ii) as to one-third (1/3) of the Seller Shares underlying such Seller PRSU Award with respect to any partially completed Performance Year, the Seller shall determine, after consultation with Buyer, such Business Employee’s vested percentage of such portion of the Seller PRSU Award based on the greater of target and performance through the Closing Date (“Closing Year PRSU Amount”) and a prorated portion of the Closing Year PRSU Amount based on the number of days in such Performance Year through the Closing Date shall vest upon or before the third business day following the Closing and be settled by Seller in Seller Shares within ninety (90) days following the Closing Date (but no later than March 15 of the following year); and”
Section 2.15. Notwithstanding anything to the contrary in the Agreement, (i) the Intercompany Agreement (as defined in the Note Assignment and Assumption Agreement) shall not be terminated at the Closing and, (ii) in lieu thereof, the Intercompany Agreement shall be (A) deemed to be “Purchased Assets” under the Agreement and (B) assigned at the Closing to a Subsidiary of Buyer pursuant to that certain Notes Assignment and Assumption Agreement, dated as of the Closing Date (the “Note Assignment and Assumption Agreement”), by and between ROV Holding, Inc., a Delaware corporation, and ASSA ABLOY Financial Services AB, a company incorporated under the laws of Sweden.
ARTICLE 3
Amendments to Disclosure Schedule
Section 3.01. Attachment 3.13(a)(ii) of the Disclosure Schedule is hereby amended by deleting item 2 in its entirety.
ARTICLE 4
Miscellaneous
Section 4.01. Seller acknowledges and agrees that Buyer’s obligations set forth in Section 6.03(b) have been satisfied.
Section 4.02. No Other Amendment. Except as specifically amended hereby, the Agreement shall continue in full force and effect as written.
Section 4.03. Incorporation by Reference. The provisions of Sections 13.02 (Notices), 13.03 (Amendments and Waivers), 13.05 (Successors and Assigns), 13.06 (Governing Law), 13.07 (Jurisdiction), 13.08 (Counterparts; Effectiveness; No Third-Party Beneficiaries), 13.09 (Specific Performance), 13.10 (Entire Agreement), 13.12 (Severability), and 13.16 (Waiver of Jury Trial) of the Agreement are hereby incorporated into this Amendment as if fully set forth herein, mutatis mutandis.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SPECTRUM BRANDS, INC.

By    /s/ Ehsan Zargar
    Name: Ehsan Zargar
    Title: Executive Vice President, General
     Counsel and Corporate Secretary

[Signature page to Amendment No. 2 to Asset and Stock Purchase Agreement]

ASSA ABLOY AB

By    /s/ Lucas Boselli
    Name: Lucas Boselli
    Title: Authorized Signatory

By    /s/ David M. Ambrosini
    Name: David M. Ambrosini
    Title: Authorized Signatory

[Signature page to Amendment No. 2 to Asset and Stock Purchase Agreement]